Exhibit 10(a)3

September 29, 2016

Andrew Evans
c/o Southern Company Gas
10 Peachtree Place NW
Atlanta, GA 30309
Dear Mr. Evans:
In connection with the transactions contemplated in the Agreement and Plan of Merger by and among AGL Resources Inc. (with its wholly owned subsidiaries, the “Company”), AMS Corp. and The Southern Company (“Parent”), dated as of August 23, 2015 (the “Merger Agreement”), and your continued employment with the Company following the consummation of the Merger (as defined in the Merger Agreement), this letter agreement sets forth your agreement with Parent and the Company regarding certain rights set forth in the Continuity Agreement, dated December 19, 2013, by and between you and AGL Resources Inc. (the “Continuity Agreement”). Effective July 11, 2016, AGL Resources Inc. changed its name to Southern Company Gas.
Capitalized terms used but not otherwise defined herein have the meaning set forth in the Merger Agreement.
1. Waiver of Certain Rights. Effective as of the Effective Time and in consideration of the compensation and benefits provided for in this Agreement, you agree to waive any right you may have to any payments and benefits set forth in the Continuity Agreement (other than Accrued Benefits (as defined in the Continuity Agreement) and the right to be offered COBRA continuation coverage), as a result of, or in connection with, a termination of your employment in connection with the consummation of the Merger, including, for the avoidance of doubt, your right to receive the change in control benefits described in Section 3 of the Continuity Agreement (other than Accrued Benefits and the right to be offered COBRA continuation coverage) upon a termination of your employment with the Company or Parent. You further agree that in consideration of the compensation and benefits set forth in this Agreement, effective as of the Effective Time, the Continuity Agreement will terminate and be of no further force and effect. You acknowledge that any unvested Company Stock Awards that you held immediately prior to the Effective Time were treated in accordance with the terms of the Merger Agreement; provided, however, that as to any Assumed Awards (as defined in Section 2.3(d) of the Merger Agreement), if your employment is terminated by Parent or the Company without Cause or you terminate your employment for Good Reason prior to the expiration of the applicable vesting period contained in any Assumed Awards, then all time-based restrictions on the Assumed Awards will lapse on a prorated basis based on the length of time in the vesting period (measured from the vesting commencement date of the corresponding Company PSU) that has elapsed prior to such termination. For purposes of the Assumed Awards and Performance Share Award (as defined below), “Cause” will have the meaning set forth in the Continuity Agreement and “Good Reason” will have the meaning set forth on Exhibit A.

2. Parent Performance Share Award. Promptly following the date of this letter agreement, Parent will grant you a performance-based restricted stock unit award (the “Performance Share Award”) under Parent’s Omnibus Incentive Compensation Plan (the “Parent Plan”), with the following terms:
A. Performance Share Value at Grant. The value of the shares of Parent Common Stock subject to the Performance Share Award on the date of grant (the “Performance Share Value”) will equal $4,390,409.00, which is the product of (i) the dollar value of the severance benefit you otherwise would have received in connection with a Qualifying Termination (as defined in the Continuity Agreement) of your employment pursuant to Section 3.1(b) of the Continuity Agreement if you had not waived the benefits under that agreement and determined as if you had terminated employment in a Qualifying Termination on the Closing Date, but not including for this purpose your pro-rated Company short-term incentive bonus for 2016 that was paid to you following the Effective Time (“CIC Dollar Value”) and (ii) a multiple of 1.5.
B. Number of Shares. The number of shares of Parent Common Stock subject to your Performance Share Award on the date of grant (the “Grant Date Performance Shares”) will equal the quotient of (i) the Performance Share Value divided by (ii) the fair market value of a share of Parent Common Stock on the date of grant, determined pursuant to the terms of the Parent Plan.
C. Vesting. The Grant Date Performance Shares will be eligible to vest based on your continued employment and the achievement of the performance conditions described in Exhibit B. Subject to your continued employment at each of the first, second and third anniversaries of the Closing Date (each, a “Vesting Date”), you will vest in a number of shares of Parent Common Stock equal to the sum of (i) the quotient of (X) one-third of the CIC Dollar Value divided by (Y) the fair market value of a share of Parent Common Stock determined pursuant to the terms of the Parent Plan on such Vesting Date; plus (ii) such additional shares attributable to dividend equivalent units paid on such number of shares of Parent Common Stock from the date of grant (the “Floor”).
Notwithstanding the foregoing, in the event of your death, disability or termination of employment by Parent or Company without Cause or by you for Good Reason prior to the last Vesting Date, you will vest in an additional number of shares of Parent Common Stock equal to the sum of (A) (i) the product of (X) one-third of the CIC Dollar Value multiplied by (Y) the number of remaining Vesting Dates in the Performance Period, divided by (ii) the fair market value of Parent Common Stock, determined pursuant to the terms of the Parent Plan, on your date of death, disability or termination; plus (B) such additional shares attributable to dividend equivalent units paid on such number of shares of Parent Common Stock from the date of grant (such resulting shares, the “Accelerated Shares”). The Accelerated Shares will be issued promptly following the date of your death, disability or termination.

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If on any Vesting Date or the date on which the Accelerated Shares become vested, the number of shares of Parent Common Stock remaining subject to the Performance Share Award are insufficient to equal the number of shares required for the Floor or the number of Accelerated Shares under the calculations described above, as applicable, Parent will either grant you additional shares of Parent Common Stock or cash equal to the difference. For the avoidance of doubt, if your employment is terminated by Parent for Cause or by you without Good Reason, you will not be eligible to receive the Accelerated Shares.
In addition, subject to your continued employment on the third anniversary of the Closing Date, or in the event of your death, disability or termination without Cause or for Good Reason, you will be eligible to vest in an additional number of “Achievement Shares” based on the achievement of certain performance conditions (the “Performance Conditions”) over a three year performance period commencing on January 1, 2017 and ending on December 31, 2019 (the “Performance Period”), as described in Exhibit B, plus such additional shares attributable to dividend equivalent units paid on such Achievement Shares from the date of grant. Achievement of the Performance Conditions over the Performance Period will be determined on or before March 1, 2020. In addition, after your death, disability or termination by the Parent or the Company without Cause or by you for Good Reason, you will remain eligible to vest in and be issued the Achievement Shares. For the avoidance of doubt, if your employment is terminated by Parent for Cause or by you without Good Reason, you will not be eligible to receive the Achievement Shares.
D. Other Terms. Your Performance Share Award will be subject to Parent’s standard form of terms for performance share awards granted under the Plan, except that your Performance Share Award will be subject to the terms described above (and to the extent of any inconsistency, the terms contained in this letter agreement shall control) and will include provisions comparable to (i) Section 4 of the Continuity Agreement (Limitations on Payments), with respect to a “change in ownership or effective control” or “change in ownership of a substantial portion of the assets” (as each such term is used in Section 280G of the Code) of Parent or the Company, including by virtue of the Merger, and (ii) Section 6 of the Continuity Agreement (Confidentiality; Non-Disparagement; Non-Solicitation; Trade Secrets). Settlement of the shares of Parent Common Stock earned under your Performance Share Award will occur at vesting or the earliest time permitted that will not trigger a tax or penalty under Section 409A of the Code.
[Signature page follows]

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This letter agreement does not affect any other terms of, or in any way waive any other rights that you may have under, any other agreements between you and the Company or any of its affiliates or the compensation and benefit plans of the Company or any of its affiliates in which you participate as of the date hereof.

Very truly yours,
Southern Company Gas
By:	/s/Thomas D. Bell, Jr.
Name: Thomas D. Bell, Jr.
Title: Chairman, Compensation Committee of the Board of Directors

The Southern Company
By:	/s/Thomas A. Fanning
Name: Thomas A. Fanning
Title: Chairman, President and Chief Executive Officer

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Please sign below to indicate your acknowledgment and acceptance of the terms of this letter agreement.

Agreed to and acknowledged
as of the 29th day of September, 2016:

/s/Andrew Evans
Andrew Evans

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EXHIBIT A
DEFINITION OF “GOOD REASON”

For purposes of this letter agreement, “Good Reason” shall mean the occurrence of one or more of the following without your express written consent:
(a)    any material diminution in your position, duties or responsibilities with the Parent or Company or any change that would constitute a material adverse alteration in your duties, responsibilities or other conditions of employment from those in effect as of September 29, 2016;
(b)     except for a diminution which is (i) consistent with such a diminution for all other executives at a comparable level or (ii) contemplated by the Employee Compensation Statement that previously has been provided to you to become effective as of January 1, 2018, any material diminution in your rate of base salary or incentive compensation opportunity from your current base salary and incentive compensation opportunities set forth on the Employee Compensation Statement;
(c)    any action or inaction that constitutes a material breach by the Company or Parent of any agreement under which you provide services to the Company or Parent; or
(d)    any material change in the geographic location at which you must perform services for the Company or Parent, which the Company or Parent has determined is a change in your primary employment location to a location which is in excess of fifty (50) miles from your primary employment location immediately after the Effective Time.
The parties intend and believe that a termination by you for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

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EXHIBIT B
PERFORMANCE CONDITIONS

Performance Goal: The number of shares of Parent Common Stock ultimately earned under your Performance Share Award will be based on the cumulative GAAP net income of the Southern Company Gas (“GAS”) business unit of Parent for the Performance Period, with the following equitable adjustments (such amount, “GAS Net Income”):

Exclusions:

▪	One time regulatory jurisdiction settlements

▪	Other transaction related items receiving “ex item” treatment including severance and integration related expenditures

▪	Changes to effective tax rates arising from lost deductibility of ESOP dividends

▪	Earnings on investments transferred to or from GAS including profit or loss related to the proposed Southern Natural Gas transaction

▪	Incremental profit or loss arising from purchase accounting adjustments

▪	Other items including other transaction and integration related adjustments if of sufficient magnitude to warrant recognition

Inclusions:

▪
Economic value associated with Sequent’s storage and transportation positions, so that economic value is recognized in the period in which it is generated, regardless of the period in which it is required to be reported for GAAP purposes

Parent’s Compensation and Management Succession Committee, in its reasonable discretion, will have the right to determine the exclusions set forth above and to identify and determine any additional exclusions and adjustments to reflect extraordinary or other events occurring after the Effective Time.

Achievement Levels: The threshold and target levels of achievement of GAS Net Income are set forth below. The number of shares earned between each level of achievement will be calculated on a linear basis.

Level of Achievement	GAS Net Income
Threshold	$1.336 billion
Target	$1.402 billion

Calculation of Achievement Shares:

If GAS Net Income for the Performance Period is below the threshold level of achievement, then no Achievement Shares will be earned.

If GAS Net Income for the Performance Period is at or above the target level of achievement, then the number of Achievement Shares earned will equal the positive difference, if any, of the Grant Date Performance Shares less any shares of Parent Common Stock that have previously vested under the Performance Share Award on any Vesting Date or as Accelerated

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Shares (excluding any vested shares attributable to dividend equivalent units paid on such Vesting Dates or as Accelerated Shares). In addition, you will be entitled to such additional shares attributable to dividend equivalent units paid on such Achievement Shares from the date of grant of the Performance Share Award.

If GAS Net Income for the Performance Period is below the target level of achievement but at or above the threshold level of achievement, then the number of Achievement Shares earned will equal (i) the positive difference, if any, of the Grant Date Performance Shares less any shares of Parent Common Stock that have previously vested under the Performance Share Award on any Vesting Date or as Accelerated Shares (excluding any vested shares attributable to dividend equivalent units paid on such Vesting Dates or as Accelerated Shares) multiplied by (ii) a fraction, the numerator of which is the difference between the actual level of achievement and the threshold level of achievement, and the denominator of which is the difference between the target level of achievement and the threshold level of achievement. In addition, you will be entitled to such additional shares attributable to dividend equivalent units paid on such Achievement Shares from the date of grant of the Performance Share Award.

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PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (“Agreement”) made and entered into by and between THE SOUTHERN COMPANY (“Company”) and Andrew W. Evans (“Employee”) shall be effective as of September 29, 2016 (“Effective Date”).
W I T N E S S E T H:

1.    Award Amount. Employee is awarded under this Agreement a target number of Performance Stock Units (“PSUs”) equal to 84,350 PSUs (the “Grant Date Performance Shares”). The award granted under this Agreement is an award of PSUs under the terms of the Southern Company Omnibus Incentive Compensation Plan (the “Plan”).

2.    Vesting and Payment of Award Amount.

(a)    Annual Vesting. Subject to Employee’s continued employment with the Company or an affiliate of the Company on the first, second and third anniversaries of July 1, 2016 (the “Effective Time”)(each, a “Vesting Date”), Employee will vest in a number of PSUs equal to the sum of (i) the quotient of (X) one-third of the CIC Dollar Value (as defined below) divided by (Y) the fair market value of a share of common stock of the Company (“Common Stock”) on such Vesting Date, determined pursuant to the terms of the Plan; plus (ii) such additional shares attributable to dividend equivalent units paid on such number of shares of Common Stock from the Effective Date (the “Floor”). For purposes of this Agreement, the CIC Dollar Value is equal to $2,926,939.

(b)    Achievement Shares. In addition, subject to Employee’s continued employment with the Company or an affiliate of the Company on the third anniversary of the Effective Time, Employee will be eligible to vest in an additional number of PSUs (the “Achievement Shares”) based on the achievement of certain performance conditions (the “Performance Conditions”) over a three year performance period commencing on January 1, 2017 and ending on December 31, 2019 (the “Performance Period”), as described in Exhibit 1. The number of Achievement Shares earned, if any, shall be determined and paid in shares of Common Stock to Employee on or before March 1, 2020.

(c)    Death; Disability; Termination by the Company without Cause or by Employee for Good Reason. If Employee dies or becomes totally disabled (as defined under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)) or if Employee separates from service on account of being terminated by the Company without Cause (as defined below) or by terminating his service for Good Reason (as defined below), in each case prior to the third anniversary of the Effective Time, notwithstanding anything to the contrary in this Agreement, Employee shall vest in an additional number of shares of Common Stock equal to the sum of (A) (i) the product of (X) one-third of the CIC Dollar Value multiplied by (Y) the number of remaining Vesting Dates in the Performance Period, divided by (ii) the fair market value of Common Stock, determined pursuant to the terms of the Plan, on such date of death, disability or termination; plus (B) such additional shares attributable to dividend equivalent units paid on such number of shares of Common Stock from the Effective Date (such resulting shares, the “Accelerated Shares”). The Accelerated Shares will be issued promptly following the date of your death, disability or termination. In addition, after Employee’s death, disability or termination without Cause or for Good Reason, Employee will remain eligible to vest in and be issued the Achievement Shares.

For the avoidance of doubt, if Employee is terminated by the Company for Cause or Employee terminates voluntarily without Good Reason, Employee will not be eligible to receive the Achievement Shares or the Accelerated Shares.

(d)    Form of Payment Amount. If on any Vesting Date or the date on which the Accelerated Shares become vested, the number of shares of Common Stock remaining subject to this Agreement are insufficient to equal the number of shares required for the Floor or the number of Accelerated Shares under the calculations described above, the Company will either grant Employee additional shares of Common Stock or cash equal to the difference.

(e)    Certain Definitions. For purposes of this Agreement

(i) “Cause” has the meaning set forth in the Continuity Agreement, dated December 19, 2013, by and between Employee and AGL Resources Inc.; and

(ii) “Good Reason” has the meaning set forth on Exhibit 3. To qualify as a termination for Good Reason, Employee must provide notice to the Company within 90 days of the initial existence of the condition constituting Good Reason and give the Company 30 days to remedy such condition. If the condition of Good Reason is cured within such 30-day period, the notice of Good Reason shall have no effect. If such condition has not been cured within such 30-day period, the termination of employment by Employee for Good Reason shall be effective as of the expiration of such 30-day period, or such later time as mutually agreed by the parties, which later time may not to exceed two years after the initial existence of the condition constituting Good Reason.

3.    Limitation on Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any “payments in the nature of compensation” (as that term is used in Section 280G (“Section 280G”) of the Code and any regulations promulgated thereunder) by the Company or any of its affiliated companies to or for the benefit of the Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (i) payable in full or (ii) reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable taxes, including, without limitation, federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of Payments. If the Payments are not reduced pursuant to this Section 3, Employee shall be responsible for payment of any Excise Tax resulting from the Payments. If the Payments are reduced, they shall be reduced in the following order of priority: (A) Payments to be provided on or after the Employee's termination of employment and (B) Payments to be provided prior to the Employee's termination of employment; provided, however, that only Payments (or portions of Payments) that, if reduced, would reduce the total amount of “parachute payments” (as that term is used in Section 280G) shall be reduced. If there is a question as to which Payments within each of categories (A) and (B) of the prior sentence are to be reduced first, such Payments shall be reduced in reverse order beginning with Payments that are to be paid the farthest in time from the date on which the “change in ownership or effective control” (as that term is used in Section 280G) or “change in ownership of a substantial portion of the assets” (as that term is used in Section 280G), as the case may be, shall have occurred.

(b) All determinations required to be made under this Section 3, including, without limitation, whether the Payments must be reduced, the amount of any Excise Tax to be paid by the Employee, the amount and order of any reductions and the assumptions to be utilized in arriving at such determinations, shall be made by such nationally recognized registered public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and the Employee within 15 business days after the Employee’s termination date, and/or at such earlier time as may be requested by the Company and the Employee. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(c) The Employee shall notify the Company in writing of any claim or proposed adjustment by the Internal Revenue Service or other taxing authority (“Claim”) that, if successful, would require payment of (i) any Excise Tax on the Payments, if Payments have been reduced to avoid the Excise Tax or if no reduction occurred because the Accounting Firm determined no Excise Tax would be incurred, or (ii) any Excise Tax on the Payments in an amount greater than that reported by the Company on the Employee's Form W-2 (in the case of either (i) or (ii), an “Underpayment”). Such notification shall be given as soon as practicable, but no later than ten business days after the Employee is informed in writing of such Claim, and shall apprise the Company of the nature of such Claim and the date on which such Claim is payable. If the Company desires to contest such Claim, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Employee to pay the Underpayment and sue for a refund or contest the Claim in any permissible manner. The Employee agrees to cooperate with the Company in good faith in order effectively to contest such Claim, including, without limitation, providing any information and taking such action as may be reasonably requested by the Company. The Company's control of the contest shall be limited to issues that relate to the Underpayment, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The Employee shall be responsible for payment of the Underpayment. The Company shall pay directly (or shall promptly reimburse the Employee for) all legal, accounting and other costs and expenses incurred in connection with any Claim and shall indemnify the Employee, on an after-tax basis, for any Underpayment incurred by the Employee pursuant to such Claim. Notwithstanding anything contained herein to the contrary, any payment or reimbursement by the Company of costs and expenses incurred in connection with a Claim, as provided herein, shall be paid promptly, but in all events no later than the last day of the calendar year following the calendar year in which the cost or expense was incurred. Any indemnification for the Employee's payment of an Underpayment shall be paid by the Company to the Employee promptly, but in all events no later than the last day of the calendar year following the calendar year in which the Employee remitted the Underpayment. The amount of such costs or expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and no right of the Employee to such reimbursement shall be subject to liquidation or exchange for another benefit. The Employee’s right to payment or reimbursement of expenses pursuant to this Section 3(c) shall expire on the tenth anniversary of the Effective Date.

4.    Confidentiality; Non-Disparagement; Non-Solicitation; Trade Secrets. Without the prior written consent of the Company, Employee agrees hereby not to disclose or use, directly or indirectly (except as may be required for the performance of duties assigned by the Company or one of its affiliates or as may be required by a court of competent jurisdiction), any trade secret or other confidential information pertaining to the conduct of the Company's business, unless and until such trade secret or confidential information is in the public domain. The Company's business, as that term is used herein, includes, but is not limited to, the Company's and any of its affiliates’ records, processes, methods, data, reports, information, documents, equipment, training manuals, customer lists and business secrets. Employee further agrees that, during the 24-month period following Employee’s termination by the Company without Cause or if Employee terminates his service for Good Reason, Employee shall not initiate contact with employees of the Company or any of its affiliates for employment outside the Company or one of its affiliates, including those employees who were employed by the Company or one of its affiliates up to and including the date of such termination; provided, however, that nothing contained herein shall prevent Employee from responding to contacts initiated by such employees. Except as may be compelled by a court of competent jurisdiction or as may otherwise be required by law, Employee shall take no action (including without limitation the making of any oral or written statement) which action damages the reputation of the Company or any of its affiliates.

5.    Amendment and/or Termination of this Agreement. This Agreement shall terminate when all amounts have been paid or forfeited. Notwithstanding the preceding sentence, Employee and the Company may mutually agree to amend or terminate the Agreement only by written agreement signed by each party.

6.    Confidentiality of Agreement. Employee represents and agrees that he will keep all terms and provisions of this Agreement confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning the Agreement to anyone other than those persons named above, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any affiliate of the Company. The Agreement is not intended in any way to proscribe Employee’s or the Company’s right and ability to provide information to any federal, state or local government in the lawful exercise of such governments’ governmental functions.

7.    Assignability. Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under the Agreement shall be void and have no effect.

8.    Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under the Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of the Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company’s creditors.

9.    No Effect on Other Arrangements. It is expressly understood and agreed that any payments made in accordance with the Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

10.     Tax Withholding and Implications. To the extent permitted under Section 409A, there shall be deducted from the vested Award Amount the number of shares of Common Stock necessary to cover the amount of any tax required by any governmental authority to be withheld from Employee and paid over by the Company to such governmental authority for the account of Employee. The Company makes no representations or guarantees regarding the tax implications of the Agreement and advises Employee to consult with his attorney and/or tax advisor regarding the tax implications of the Agreement. In addition, except as otherwise contemplated by Section 3 of this Agreement, Employee agrees to hold harmless the Company with respect to any tax liability for any and all federal, state or local taxes or assessments, interest or penalties of any kind arising from the Agreement.

11.    Compensation. Any compensation paid to Employee pursuant to this Agreement shall not be considered wages, salary or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.

12.    No Guarantee of Employment. No provision of the Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for cause, Employee’s employment relationship with the Company.

13.    Governing Law. The Agreement, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

14.    Section 409A. Any payment provided under this Agreement is intended to be a short-term deferral as provided by Section 409A and the regulations promulgated thereunder, and the parties agree that the terms and provisions of the Agreement will be construed and interpreted to the maximum extent permitted in order to have this effect. Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee is deemed to be a Specified Employee (as defined below) and to the extent any amount is deferred compensation under Section 409A, then, to the extent necessary to avoid the imposition of excise taxes and penalties under Section 409A, no distribution of Common Stock or cash payable hereunder upon or after termination of Employee’s employment shall be distributed to Employee until six months and one day after the date of termination of his employment (the “First Distribution Date”), provided that on the First Distribution Date, the Company shall distribute to Employee such Common Stock or cash that, but for this Paragraph 14, would have been distributed to Employee hereunder. For the purpose of this Agreement, the term “Specified Employee” shall have the meaning given to such term under Section 409A in Treas. Reg. Section 1.409A-1(i). Notwithstanding any other provision of this Agreement to the contrary, any references to termination of Employee’s employment or date of termination or similar terms shall refer, to the extent necessary to avoid the imposition of excise taxes and penalties under Section 409A of the Code, to Employee’s “separation from service” as that term is defined in Section 409A and Treas. Reg. Section 1.409A-1(h).

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above.

THE SOUTHERN COMPANY
By:	/s/Thomas A. Fanning
Name: Thomas A. Fanning
Title: Chairman, President and Chief Executive Officer

EMPLOYEE

/s/Andrew W. Evans
Name: Andrew W. Evans

EXHIBIT 1
PERFORMANCE CONDITIONS

Performance Goal: The number of shares of Common Stock ultimately earned under this Agreement will be based on the cumulative GAAP net income of the Southern Company Gas (“GAS”) business unit for the Performance Period, with the following equitable adjustments (such amount, “GAS Net Income”):

Exclusions:

▪	One time regulatory jurisdiction settlements

▪	Other transaction related items receiving “ex item” treatment including severance and integration related expenditures

▪	Changes to effective tax rates arising from lost deductibility of ESOP dividends

▪	Earnings on investments transferred to or from GAS including profit or loss related to the proposed Southern Natural Gas transaction

▪	Incremental profit or loss arising from purchase accounting adjustments

▪	Other items including other transaction and integration related adjustments if of sufficient magnitude to warrant recognition

Inclusions:

▪
Economic value associated with Sequent’s storage and transportation positions, so that economic value is recognized in the period in which it is generated, regardless of the period in which it is required to be reported for GAAP purposes

The Compensation and Management Succession Committee, in its reasonable discretion, will have the right to determine the exclusions set forth above and to identify and determine any additional exclusions and adjustments to reflect extraordinary or other events occurring after the Effective Time.

Achievement Levels: The threshold and target levels of achievement of GAS Net Income are set forth below. The number of shares earned between each level of achievement will be calculated on a linear basis.

Level of Achievement	GAS Net Income
Threshold	$1.336 billion
Target	$1.402 billion

Calculation of Achievement Shares:

If GAS Net Income for the Performance Period is below the threshold level of achievement, then no Achievement Shares will be earned.
If GAS Net Income for the Performance Period is at or above the target level of achievement, then the number of Achievement Shares earned will equal the positive difference, if any, of the Grant Date Performance Shares less any shares of Common Stock that have previously vested under this Agreement on any Vesting Date or as Accelerated Shares (excluding any vested shares attributable to dividend equivalent units paid on such Vesting Dates or as Accelerated Shares). In addition, you will be entitled to such additional shares attributable to dividend equivalent units paid on such Achievement Shares from the Effective Date.

If GAS Net Income for the Performance Period is below the target level of achievement but at or above the threshold level of achievement, then the number of Achievement Shares earned will equal (i) the positive difference, if any, of the Grant Date Performance Shares less any shares of Common Stock that have previously vested under this Agreement on any Vesting Date or as Accelerated Shares (excluding any vested shares attributable to dividend equivalent units paid on such Vesting Dates or as Accelerated Shares) multiplied by (ii) a fraction, the numerator of which is the difference between the actual level of achievement and the threshold level of achievement, and the denominator of which is the difference between the target level of achievement and the threshold level of achievement. In addition, you will be entitled to such additional shares attributable to dividend equivalent units paid on such Achievement Shares from the Effective Date.

EXHIBIT 2
BENEFICIARY DESIGNATION
Beneficiary

Name	Relationship	Percentage

Name	Relationship	Percentage

In the event that all or some beneficiaries designated above are not living at the time payment should be made, I designate the following contingent beneficiaries to be paid such amounts:

Contingent Beneficiary

Name	Relationship	Percentage

Name	Relationship	Percentage

Any amounts not paid to the contingent beneficiary(ies) shall be paid to Employee’s estate.

EXHIBIT 3
DEFINITION OF “GOOD REASON”
“Good Reason” shall mean the occurrence of one or more of the following without your express written consent:
(a)    any material diminution in your position, duties or responsibilities with the Company or GAS or any change that would constitute a material adverse alteration in your duties, responsibilities or other conditions of employment from those in effect as of September 29, 2016;
(b)    except for a diminution which is (i) consistent with such a diminution for all other executives at a comparable level or (ii) contemplated by the Employee Compensation Statement that previously has been provided to you to become effective as of January 1, 2018, any material diminution in your rate of base salary or incentive compensation opportunity from your current base salary and incentive compensation opportunities set forth on the Employee Compensation Statement;
(c)    any action or inaction that constitutes a material breach by the Company or GAS of any agreement under which you provide services to the Company or GAS; or
(d)    any material change in the geographic location at which you must perform services for the Company or GAS, which the Company or GAS has determined is a change in your primary employment location to a location which is in excess of fifty (50) miles from your primary employment location immediately after the Effective Time.
The parties intend and believe that a termination by you for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).